Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2006 (which report on the consolidated financial statements expressed an unqualified opinion and included an explanatory paragraph as to changes in accounting principles in 2005 for conditional asset retirement obligations and in 2003 for asset retirement obligations, contracts involved in energy trading, derivative contracts not held for trading purposes, derivative contracts with a price adjustment feature and the consolidation of variable interest entities), relating to the (i) financial statements appearing in the Annual Report on Form 10-K/A of Dominion Resources, Inc. for the year ended December 31, 2005 and (ii) the financial statement schedule of Dominion Resources, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

August 31, 2006